UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

May 7, 2008

Asbury Automotive Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-31262	01-0609375
(Commission File Number)	(IRS Employer Identification No.)

622 Third Avenue, 37th Floor, New York, NY	10017
(Address of principal executive offices)	(Zip Code)

(212) 885-2500

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On May 7, 2008, J. Gordon Smith, who had been the Company’s Senior Vice President and Chief Financial Officer since September 2003, executed a letter agreement with Asbury Automotive Group, Inc. (the “Company”), dated April 29, 2008 (the “Smith Separation Agreement”), in connection with his departure from the Company on May 9, 2008 (the “Termination Date”). The Smith Separation Agreement along with that certain severance agreement executed by Mr. Smith and the Company on April 21, 2003, as amended (the “2003 Agreement”), set forth the details of Mr. Smith’s severance arrangements with the Company. Mr. Smith’s departure was previously reported on a Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on May 1, 2008.

As set forth in the 2003 Agreement and the Smith Separation Agreement, and subject to the execution and delivery and non-revocation of a release by Mr. Smith (the “Release”), Mr. Smith will receive the following severance benefits in connection with his departure from the Company:

•

a lump sum cash payment of $787,300, representing one year’s salary ($650,000) and a pro-rated bonus ($137,300), which will be subject to the required withholdings and paid to him within 30 days after the Termination Date;

•

the continued participation in the Company’s benefit plans in which he was participating as of the Termination Date at the same level of coverage and contribution immediately prior to the Termination Date until June 30, 2009, or until he notifies the Company that he has obtained other employment providing such benefits coverage, at which time the Company will terminate such coverage 30 days after such notification.

•	the continued participation in the Company’s benefit plans under COBRA after he is no longer eligible for coverage under such plans by the Company.

In addition, the Smith Separation Agreement provides that, subject to the execution and non-revocation of the Release, Mr. Smith will receive the following additional severance benefits as consideration for his cooperation with the Company on certain matters, including consultation with the Company on matters relating to his areas of responsibility while Senior Vice President and Chief Financial Officer of the Company:

•

the ability to exercise his vested stock options, which stock options are exercisable for 135,800 shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), until the second anniversary of the 90th day following the Termination Date; these stock options would otherwise expire 90 days following the Termination Date.

•

the acceleration of 21,667 shares of unvested restricted stock of the Company, par value $.01 per share (the “Restricted Stock”), which would otherwise be cancelled on the Termination Date. Assuming a Company stock price of $15.98 per share, the closing price of the Common Stock on the Termination Date, 21,667 shares of Restricted Stock have a value of approximately $346,239. The Company will issue to Mr. Smith net shares of Common Stock upon the acceleration of these shares of Restricted Stock and withhold all applicable taxes.

•

the continued vesting of any unvested performance units granted to him during fiscal years 2006 and 2007 until the date upon which he would otherwise have received payment pursuant to the grant, as if he had remained actively employed with the Company through such payment date; these performance units would otherwise be cancelled on the Termination Date. On such payment date, he will receive the same percentage of the target number of performance units as other participants receive with respect to their respective performance unit grants. As of the Termination Date, Mr. Smith held 40,000 unvested performance units.

•	an additional cash payment of $140,000 payable in a lump sum no later than July 1, 2008.

Under the terms of the 2003 Agreement, for a period of one year Mr. Smith agrees not to (i) accept employment with, or render services to, any direct public competitor of the Company; or (ii) solicit any employee of the Company or any person who was an employee of the Company during the twelve-month period preceding his departure, nor encourage any employee to terminate their employment with the Company.

The information set forth above is qualified in its entirety by reference to the Smith Separation Agreement, attached hereto as Exhibit 10.1, and the 2003 Agreement, which was last amended and restated on February 28, 2008 and was filed with the SEC on February 29, 2008 as Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007. The exhibits to this Current Report on Form 8-K are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Letter Agreement between J. Gordon Smith and Asbury Automotive Group, Inc., dated April 29, 2008

10.2	Severance Agreement between J. Gordon Smith and Asbury Automotive Group, Inc., dated February 28, 2008 (incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASBURY AUTOMOTIVE GROUP, INC.

Date: May 13, 2008	By:	/s/ Charles R. Oglesby
	Name:	Charles R. Oglesby
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Letter Agreement between J. Gordon Smith and Asbury Automotive Group, Inc., dated April 29, 2008

10.2	Severance Agreement between J. Gordon Smith and Asbury Automotive Group, Inc., dated February 28, 2008 (incorporated by reference to Exhibit 10.8 to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, filed with the SEC on February 29, 2008)